MOODY NATIONAL REIT I, INC. S-3

Exhibit 8.1

The Atlantic Building 950 F Street, NW Washington, DC 20004-1404 202-239-3300 Fax: 202-654-4829 www.alston.com

November 4, 2015

Moody National REIT I, Inc.

6363 Woodway Dr., Suite 110

Houston, TX 77057

Re:	Registration Statement Relating to Offering of Shares of Common Stock of Moody National REIT I, Inc. Pursuant to Distribution Reinvestment Plan

Ladies and Gentlemen:

We are acting as tax counsel to Moody National REIT I, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 2,631,579 shares of the Company’s common stock, par value $0.01 per share to be issued pursuant to the Company’s Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”). This opinion letter is rendered pursuant to Item 601(b)(8) of Regulation S-K.

You have requested our opinions as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the captions “What are the federal income tax consequences of participation in the distribution reinvestment plan?” and “U.S. Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion letter, we have reviewed the Company’s Second Articles of Amendment and Restatement, the Limited Partnership Agreement of Moody National Operating Partnership I, L.P. (the “Operating Partnership”), the Distribution Reinvestment Plan, the Registration Statement and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). Our opinion letter is based solely on the information and representations in such documents. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Atlanta • Beijing • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

Moody National REIT I, Inc.

November 4, 2015

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate are true, accurate and complete as of the date hereof, (ii) any representation made in the Officer’s Certificate “to the knowledge of” or similarly qualified is correct without such qualification, (iii) the Operating Partnership has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state, (iv) the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in the Officer’s Certificate true, and (v) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on the foregoing, we are of the opinion that:

(i)    Commencing with the Company’s taxable year ended December 31, 2011, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operations will enable it to continue to so qualify.

(ii)    The discussion of U.S. federal income tax considerations contained under the captions “What are the federal income tax consequences of participation in the distribution reinvestment plan?” and “U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

Moody National REIT I, Inc.

November 4, 2015

No opinions other than those expressly contained herein may be inferred or implied. We undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

Alston & Bird LLP

By:	/s/ Alston & Bird LLP